Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of June 11, 2008, (the “Effective Date”) by and between Central European Distribution Corporation, Inc., a Delaware corporation (the “Company”), and James Archbold (the “Officer”).

WHEREAS, the Company and the Officer previously entered into an employment agreement dated January 1, 2005, and subsequently amended such agreement (as amended, the “Prior Agreement”), which governed the terms and conditions of the Officer’s employment with the Company during the term of the Prior Agreement; and

WHEREAS, the Company desires to continue to employ the Officer, and the Officer desires to continue to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Officer and the Officer agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2.	Term.

The term of employment of the Officer by the Company as provided in Section 1 hereof shall commence as of the Effective Date and end on December 31, 2009 (the “Term”). December 31, 2009 shall hereafter be referred to as the “Expiration Date”.

3.	Position and Duties.

The Officer shall serve as the Vice President, Company Secretary and Director of Investor Relations for the Company. The Officer shall devote the Officer’s reasonable best efforts and substantially full business time to the performance of the Officer’s duties and the advancement of the business and affairs of the Company. The Officer acknowledges that it is the intent of the Company that his primary responsibilities shall be in connection with the business of the Company.

4.	Place of Performance.

In connection with the Officer’s employment by the Company, the Officer shall be based at the principal executive office of the Company, which the Company retains the right to change in its discretion, or such other place as the Company and the Officer mutually agree.

5.	Compensation.

5(a)	Base salary. The parties agree and acknowledge that since January 1, 2008 and through December 31, 2008, the Officer shall be paid base salary in the amount of Two-Hundred-Ten Thousand USD ($210,000) gross per annum by the Company, and the parties further agree that from January 1, 2009 through December 31, 2009, the Officer shall be paid base salary in the amount of Two-Hundred-Thirty Thousand USD ($230,000) gross per annum by the Company (the aggregate annual base salary in effect from time to time, the “Base Salary”). The Base Salary shall be payable weekly or in such other installments as shall be consistent with the Company’s payroll procedures.

5(b)

Bonus. For each of fiscal years 2008 and 2009, the Officer shall be entitled to receive ten percent (10%) of the aggregate cash bonus payable under the Company’s Executive Bonus Plan, the amount and rules of payout of such aggregate cash bonus being established annually by the Board of Directors. Such bonus shall be paid no later than March 15 of the calendar year following the calendar year in which the services relating to such bonus are performed by the Officer.

5(c)	Options. On January 1, 2009, the Officer shall be granted options to purchase 22,125 shares of the Company’s common stock, with such grant to vest 100% on the two-year anniversary of the grant date. The exercise price of such grant shall be the closing price of the Company’s common stock on the trading day immediately preceding the grant date.

5(d)	Specific Benefits. The Officer shall receive the following fringe benefits, subject to the Company’s policies in effect from time to time:

(d)(i)	Golf club membership of up to Three Thousand USD ($3,000) per year

(d)(ii)	Company Car

(d)(iii)	Health plan – Aetna

5(e)	Vacation: Holidays. The Officer shall be entitled to all public holidays observed by the Company, and shall be entitled to thirty (30) vacation days per year, to be taken in accordance with the applicable vacation policies for similarly situated executives of the Company and applicable law, which shall be taken at a reasonable time or times.

5(f)	Reserved.

5(g)	Withholding Taxes and Other Deductions. The Company shall withhold from any payments to the Officer, or with respect to any benefits provided under this Agreement, any applicable taxes or other deductions as the Company determines must be withheld pursuant to applicable law or payroll policies.

6.	Expenses.

6(a)

The Company shall reimburse the Officer for all reasonable expenses incurred by the Officer (in accordance with the policies and procedures in effect for senior executives of the Company) in connection with the Officer’s services under this Agreement. The Officer shall account to the Company for such expenses in accordance with policies and procedures established by the Company.

6(b)	All reimbursements and in-kind benefits provided under the Agreement which are subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Officer’s lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.	Confidential Information.

7(a)	The Officer covenants and agrees that the Officer will not ever, without the prior written consent of the Board or a person authorized by the Board, publish or disclose to any unaffiliated third party or use for the Officer’s personal benefit or advantage any confidential information with respect to any of the Company’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Officer as a result of the Officer’s employment with the Company, to the extent such information has heretofore or shall hereafter remain confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

7(b)

The Officer acknowledges that the restrictions contained in Section 7 (a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Officer agrees that in the event of a breach or threatened breach by the

Officer of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Officer from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Officer.

7(c)	The Officer shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company’s and its affiliates’ businesses which the Officer obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Officer may then possess or have under his or her control.

8.	Reserved.

9.	Termination of Employment.

9(a)	Death. The Officer’s employment hereunder shall terminate upon the Officer’s death.

9(b)	By the Company. The Company may terminate the Officer’s employment hereunder under the following circumstances.

(b)(i)	If the Officer shall have been unable to perform all of the Officer’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than six (6) consecutive months, the Company may terminate the Officer’s employment hereunder.

(b)(ii)	The Company may terminate the Officer’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following:

(ii)(A)	the willful refusal by the Officer to follow a written order of the Chairman of the Board or the Board of Directors, in so far as the request does not breach any federal, state or local law;

(ii)(B)	the Officer’s willful engagement in conduct materially injurious to the Company;

(ii)(C)	dishonesty of a material nature that relates to the performance of the Officer’s duties under this Agreement;

(ii)(D)	the Officer’s conviction of any felony involving moral turpitude; or,

(ii)(E)	the Officer’s continued failure to perform his duties under this Agreement (except due to the Officer’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company for a period of at least forty-five (45) consecutive days after written notice from the Board of Directors is delivered to the Officer specifically identifying the manner in which the Officer has failed to perform his duties.

In addition, the Company may terminate the Officer’s employment for “Cause” if the normal business operations of the Company are rendered commercially impractical as a consequence of an act of God, accident, fire, labor controversy, riot or civil commotion, act of public enemy, law, enactment, rule, order, or any act of government or governmental instrumentality, failure of facilities, or other cause of a similar or dissimilar nature that is not reasonably within the control of the Company or which the Company could not, by reasonable diligence, have avoided.

9(c)	Reserved.

9(d)	Either the Company or the Officer may terminate the Officer’s employment for any reason, other than the reasons specified in Sections 9(b), upon six (6) months written notice to the other party as specified in Section 9(e)(iii).

9(e)	Notice of Termination.

(e)(i)	Any termination of the Officer’s employment by the Company or the Officer (other than pursuant to Section 9(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the Date of Termination, the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated.

(e)(ii)	For any termination of the Officer’s employment by the Company pursuant to Section 9(b)(i), the Company may give Notice of Termination at any time after the six (6) consecutive month period in Section 9(b)(i) has ended.

(e)(iii)	For any termination of the Officer’s employment by either the Company or the Officer pursuant to Section 9(d), six (6) months notice must be provided in a Notice of Termination.

(e)(iv)	Notwithstanding any other provision of this Agreement to the contrary, if the Officer's employment is terminated under Section 9(d), the Company, in its sole discretion, may accelerate the Date of Termination that is specified in the Notice of Termination, in which case (i) if the Company terminated the Officer's employment pursuant to Section 9(d) without Cause, the Officer shall receive compensation and benefits pursuant to Section 10(d) without further payment with respect to the shortened notice period, and (ii) if the Officer terminated his employment pursuant to Section 9(d), he shall receive from the Company, in accordance with the Company's regularly scheduled payroll, pay in lieu of notice for the portion of the six (6) month notice period remaining after the accelerated Date of Termination.

9(f)	Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Officer’s employment is terminated by the Officer’s death, the date of the Officer’s death; (ii) if the Officer’s employment is terminated pursuant to Section 9(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Officer shall not have returned to the performance of the Officer’s duties on a full-time basis during such thirty (30) day period; (iii) if the Officer’s employment is terminated pursuant to Section 9(b)(ii) hereof, the date specified in the Notice of Termination; or (iv) if the Officer’s employment is terminated for any other reason, the date specified as the Date of Termination in the Notice of Termination. Notwithstanding the previous sentence, in the case of a termination pursuant to Section 9(b)(ii) or Section 9(d), if payments to the Officer may be subject to Section 409A of the Code, the Date of Termination shall be no later than the date the Officer experiences a “separation from service” as such term is defined under Section 409A of the Code.

10.	Compensation Upon Termination.

10(a)

If the Officer’s employment is terminated by the Officer’s death, the Company shall pay all Accrued Obligations to the Officer’s estate, or as may be directed by the legal representatives of such estate, and the Company shall have no further obligations to the Officer under this Agreement. “Accrued Obligations” shall mean the following: (1) the lump sum amount of any Base Salary accrued but unpaid through the Date of Termination, (2) the lump sum amount of any earned but unpaid annual bonus for periods with respect to which the performance period to earn such bonus has closed under the Executive Bonus plan, (3) the lump sum amount of any accrued but unused paid time off or sick pay in accordance with Company policy and applicable law, (4) the lump sum of any business expenses incurred which have been properly submitted for reimbursement in accordance with Company policy, but not reimbursed prior to the Date of Termination, and (5) any other compensation or benefits which may be owed or provided to or in respect of the Officer, paid or provided in accordance with the terms and provisions of the applicable benefit plans or programs of the Company. For all purposes of this Agreement, the cash payments payable to, or with respect to, the Officer under clauses (1), (2) and (3) of the definition of Accrued Obligations shall be paid within ten (10) days of the Date of Termination or, if earlier, in accordance with applicable law.

10(b)	If the Company terminates the Officer’s employment due to a disability as provided in Section 9(b)(i) hereof,, the Officer shall be paid all Accrued Obligations and the Company shall have no further obligations to the Officer under this Agreement.

10(c)	If the Company terminates the Officer’s employment for Cause as provided in Section 9(b)(ii) hereof, the Company shall pay the Officer all Accrued Obligations and the Company shall have no further obligations to the Officer under this Agreement.

10(d)	If the Officer or the Company terminates the Officer’s employment as provided in Section 9(d), the Company shall pay to the Officer all Accrued Obligations and the Company shall have no further obligations to the Officer under this Agreement.

10(e)	Reserved.

10(f)	Reserved.

10(g)	Change in Control.

(g)(i)	Qualifying CIC Termination: If, during the CIC Provisions Effective Period, the Officer is terminated under conditions constituting a Qualifying CIC Termination, the Company shall:

(i)(A)	pay or provide to the Officer, as the case may be, the Accrued Obligations;

(i)(B)

pay to the Officer a lump sum amount equal to two (2) multiplied by the sum of the following: (1) an amount equal to the Officer’s Base Salary at the rate in effect immediately prior to such Qualifying CIC Termination or, if higher, as in effect immediately prior to the Change in Control, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year under the Executive Bonus plan, and (3) an amount equal to the Value of all equity awards granted in the prior calendar year. The “Value” of an equity award shall be determined as follows: (i) all equity awards granted in the prior calendar year shall be considered to have been fully vested on the date of grant and to be outstanding on the last day of such prior calendar year, (ii) the “Value” of stock options granted in such prior calendar year shall be the difference between the applicable exercise price and the fair market value, as of the last day of such prior calendar year, of the stock subject to such awards, (iii) the “Value” of restricted stock, if any, granted in such prior calendar year shall be the fair market value of the stock as of the last day of such prior calendar year, calculated without regard to any restrictions imposed thereon, (iv) the “Value” of restricted stock units, if any, granted in such prior calendar year shall be fair market value, as of the last day of such prior calendar year, of the stock subject to such restricted stock units, and (v) the “Value” of any other equity-based awards granted to the Officer shall be determined in a manner consistent with the foregoing, based on the fair market value of the underlying stock as of the last day of such prior calendar year.

(i)(C)	If the Officer is, on the Date of Termination, covered by a group health plan as defined in Section 4980B of the Code, and the Company would be required to provide continued health care coverage pursuant to Section 4980B of the Code for the Officer, and, where applicable, the Officer’s spouse and dependents, then the Company shall provide for the direct payment to the carrier for the premium costs for such continued health care coverage for the Officer, and, where applicable, the Officer’s spouse and dependents, under the Company’s group medical benefit plan, for eighteen (18) months following the Qualifying CIC Termination.

(g)(ii)	Vesting Upon a Change in Control: Immediately upon a Change in Control, any equity awards subject to vesting that have been granted to the Officer under the Company’s equity incentive plans and that are not fully vested shall become fully vested and, in the case of stock options, shall become immediately exercisable, and the Officer shall be entitled, in the case of such stock options, to exercise such stock options until the earlier of the expiration of their original full term or one year from the Date of Termination (in each case, without regard to any earlier termination otherwise applicable in the event of termination of employment, and to the extent permitted by Section 409A of the Code).

(g)(iii)	“Change in Control” shall mean:

(iii)(A)

the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 40% or more of the combined voting power of the Company’s then outstanding voting securities, other than (A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or (B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or (C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii); provided, however, that neither of the following events shall constitute an “acquisition” by any person or group for purposes of this clause (i): (x) a change in the voting power of the Company’s voting securities based on the relative trading values of the Company’s then outstanding securities as determined pursuant to the Company’s Certificate of Incorporation, or (y) an acquisition of the Company’s securities by the Company which, either alone or in combination only with the other event, causes the Company’s voting securities beneficially owned by a person or group to represent 40% or more of the combined voting power of the Company’s then outstanding voting securities; provided, further, however, that if a person or group shall become the beneficial owner of 40% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such ownership of additional voting securities shall constitute a Change in Control;

(iii)(B)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii)(C)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 40% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 40% of the members of the board of directors of the Successor Entity were members of the Incumbent Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction, and (C) after which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (C) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company and the other entity prior to the consummation of the transaction; or

(iii)(D)	a liquidation or dissolution of the Company.

For purposes of clause (A) of this definition of Change in Control, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s shareholders, and for purposes of clause (C) of this definition of

Change in Control, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s shareholders.

(g)(iv)	“CIC Period” means the period beginning on the date an event that constitutes a Change in Control occurs and ending on the first anniversary of such date.

(g)(v)	“Qualifying CIC Termination” shall mean:

(v)(A)	during the CIC Period, the termination of the Officer’s employment by the Company without Cause or the termination of the Officer’s employment by the Officer for a CIC Good Reason; or

(v)(B)	the occurrence of the following: (1) prior to a Change in Control, the termination of the Officer’s employment by the Company without Cause or the termination of the Officer’s employment by the Officer for a CIC Good Reason, (2) the Officer reasonably demonstrates that such termination (or CIC Good Reason event) was the result of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (3) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) occurs within six (6) months from the date of such termination.

(g)(vi)

CIC Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligations, including but not limited, to all payments and benefits pursuant to this Section 10(g), shall be conditioned upon the Officer’s execution and the irrevocability of a release in substantially the form attached hereto as Exhibit A (the “CIC Release”). All cash payments pursuant to this Section 10(g) will be paid on the following date: (i) where, for the applicable termination, the Company determines that the release of ADEA claims is subject to a twenty-one (21) day notice period, the thirty-fifth (35th) day following the Date of Termination, provided that the CIC Release becomes irrevocable by such thirty-fifth (35th) day, or (ii) where, for the applicable termination, the Company determines that the release of ADEA claims is subject to a forty-five (45) day notice period, the sixty-fifth (65th) day following the Date of Termination, provided that the CIC Release becomes irrevocable by such sixty-fifth (65th) day. The Company shall provide the CIC Release to the Officer within five days of the Officer’s Date of Termination.

(g)(vii)	“CIC Good Reason” shall mean the continued failure of the Company to cure within thirty (30) days after written notice describing the nature of such continued failure has been given to the Company by the Officer within ninety (90) days of the occurrence of any of the following: (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement; (ii) a material reduction in the scope of the Officer’s responsibilities and duties for the Company; (iii) the relocation of Officer’s employment to a facility or a location more than thirty (30) miles from Officer’s then present location and more than thirty (30) miles from the Officer’s then present residence, without the Officer’s consent; or (iv) a material reduction in the Officer’s Base Salary including, without limitation, any material reduction that is made pursuant to the last paragraph of Section 5(a).

(g)(viii)

Except as otherwise provided in this Section 10(g) and notwithstanding any provision of the Agreement to the contrary, this Section 10(g) and Section 22 shall be effective for the period commencing as of the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (such period, the “CIC Provisions Effective Period”); provided, however, that in each calendar year following 2008, the CIC Provisions Effective Period shall be automatically extended for an additional full year. This Section 10(g) and Section 22 shall terminate and be of no further force or effect prior to the expiration of the CIC Provisions Effective Period upon a termination of the Officer’s employment with the Company if such termination does not constitute a Qualifying CIC Termination. If the Officer’s termination of employment with the

Company constitutes a Qualifying CIC Termination, this Section 10(g) and Section 22 shall remain effective until full payment of any and all amounts under Section 10(g)(i) and Section 22, and full provision of any and all benefits under Section 10(g)(i), has been made.

11.	Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

11(a)	If to the Company:

Central European Distribution Corporation
ul. Bobrowiecka 6
00-728 Warsaw, Poland
	Telecopier:	48 22 488 34 10
	Attention:	James Archbold
Vice President, Secretary and Director of Investor Relations or

William V. Carey
President
Bokserska 66A
02-690 Warsaw (Poland)

11(b)	If to the Officer:

James Archbold
430 West Waverly Road
Glenside, PA 19038

Or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.	Severability.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.	Survival.

It is the express intention and agreement of the parties hereto that the provisions of Sections 7 and 8 hereof shall survive the termination of employment of the Officer. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.	Assignment.

The rights and obligations of the parties to this Agreement shall not be assignable, except that the rights and obligations of the Company hereunder shall be assignable in connection with any subsequent merger, consolidation, sale of all substantially all of the assets of the Company or similar reorganization of a successor corporation. The Company shall be obligated, upon a Change in Control, to assign all obligations and rights under this Agreement to any successor in interest to the Company and to have such successor in interest assume such obligations and rights.

15.	Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.	Amendment Waiver.

This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.	Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof. Any reference herein to a “Reserved” provision shall not have any meaning for purposes of interpreting the terms or provisions of this Agreement.

18.	Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including the choice of law rules thereof).

19.	Reserved.

20.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

21.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22.	Parachute Tax Indemnity.

22(a)

If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for the Officer’s benefit (whether paid or payable or distributed or distributable hereunder or otherwise, including, without limitation, in connection with a Change in Control (as defined in Section 10(g) hereof), but determined without regard to any additional payments required under this Section 22 (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the

Code, or any interest or penalties are incurred by the Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Officer of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

22(b)	All determinations required to be made under this Section 22, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm in the United States as shall be designated jointly by the Officer and the Company (the “Accounting Firm”), which shall be permitted to designate an independent counsel to advise it for this purpose. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Officer within 15 business days of the receipt of notice from the Officer or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm and its legal counsel shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Section 22, shall be paid by the Company to the Officer (or to the U.S. Internal Revenue Service (the “IRS”) on the Officer’s behalf) within five days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be binding upon the Company and the Officer. As a result of the uncertainty regarding Section 4999 of the Code hereunder, it is possible that the IRS may assert that an Excise Tax is due that was not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to this Section 22 and the Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to the Officer (or to the IRS on Officer’s behalf).

22(c)

The Officer shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Officer receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Officer shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Officer in writing prior to the expiration of such period that it desires to contest such claim, the Officer shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Officer and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Section 22, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs the Officer to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Officer, on an interest-free basis, and shall indemnify and hold the Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Officer’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

22(d)	If, after the Officer’s receipt of an amount advanced by the Company pursuant to this Section 22, the Officer becomes entitled to receive any refund with respect to such claim, the Officer shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Officer’s receipt of an amount advanced by the Company pursuant to this Section 22, a determination is made that the Officer shall not be entitled to any refund with respect to such claim and the Company does not notify the Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

22(e)	Notwithstanding the foregoing provisions of this Section 22, for purposes of satisfying U.S. Treasury Regulation Section 1.409A-3(i)(1)(v), any Gross-Up Payments shall be paid to the Officer no later than the end of the calendar year next following the calendar year in which the Officer remits the Excise Tax (or applicable portion thereof) to the IRS.

22(f)	The provisions of this Section 22 shall survive the expiration of the Term of this Agreement.

23.	Section 409A.

It is intended that this Agreement will comply with Section 409A of the Code, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A of the Code, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, and except as otherwise provided in this Agreement, if a payment or benefit is to be paid upon the Officer’s Date of Termination or termination, then such payment shall be delayed until the Officer has experienced a “separation from service” (as such term is defined under Section 409A of the Code); provided, however, that if payment or benefit is considered to be a deferral of compensation subject to Section 409A of the Code and the Officer is deemed to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Officer’s “separation from service” (as such term is defined in U.S. Treasury Regulations issued under Section 409A of the Code), or (ii) the date of the Officer’s death (the “Delay Period”). As soon as practicable following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Officer in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Officer that would not be required to be delayed if the premiums therefore were paid by the Officer, the Officer shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Company shall pay the Officer an amount equal to the amount of such premiums paid by the Officer during the Delay Period within thirty (30) days after the conclusion of such Delay Period.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:

/s/ William V. Carey
Name:	William V. Carey
Title:	Chairman

/s/ James Archbold
Name:	James Archbold
Title:	The Officer

EXHIBIT A

TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, INC.

AND

JAMES ARCHBOLD

GENERAL RELEASE AND WAIVER AGREEMENT1

This General Release and Waiver Agreement (the “Agreement”) is made as of                     ,      by and between James Archbold (the “Employee”) and Central European Distribution Corporation, Inc., a Delaware corporation (together with all of its subsidiaries and affiliated entities, collectively hereinafter referred to as “Company”).

I. TERMINATION OF EMPLOYMENT

The parties acknowledge that the Employee terminated his employment with the Company effective [list date] and that such termination constituted a Qualifying CIC Termination as defined in Section 10(g)(v) of the Amended and Restated Employment Agreement between Central European Distribution Corporation, Inc. and the Employee, dated as of June 11, 2008 (the “Employment Agreement”).

II. CONSIDERATION

As consideration for Employee’s entering into and abiding by this Agreement, (i) the Company will pay and provide to the Employee the amounts and benefits specified in Section 10(g)(i) and (ii) of the Employment Agreement and, if applicable, Section 22 of the Employment Agreement (all such amounts and benefits in Employment Agreement Section 10(g)(i) and (ii) and Section 22, the “Aggregate Severance Payments”). The parties agree that the Aggregate Severance Payments are in excess of any payments or benefits to which Employee may otherwise be entitled from the Company and its subsidiaries and affiliated entities.

III. COMPLETE RELEASE

Employee, for Employee and Employee’s predecessors, successors, assigns, and heirs, hereby discharges and releases Company and, as applicable, each of the Company’s predecessors, representatives, the Company’s present or former officers, directors, employees, stockholders, affiliates, insurers, successors and assigns, from all claims or demands Employee may have based on Employee’s employment with Company or the termination of that employment. This includes a release of any rights or claims Employee may have based on any facts or events, whether known or unknown by the Employee that occurred on or before the effective date of this Agreement or events that are contemplated by this Agreement, including, without limitation, a release of any rights or claims Employee may have based on (i) the following United States laws: the Civil Rights Acts of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; or the Employee Retirement Income Security Act of 1974, as amended; (ii) applicable laws of the states of the United States concerning wages, employment and discharge; (iii) claims arising out of any legal restrictions of the right to terminate Employee such as wrongful or unlawful discharge or related causes of action; (iv) intentional infliction of emotional distress or any other tortious conduct; and/or (v) violations of any contract or promise express or implied. No reference to the aforementioned causes of action or claims is intended to limit the scope of this Agreement. Notwithstanding the foregoing, the Employee does not hereby release any rights or claims with respect to the period following the effective date of this Agreement.

[1]	Provisions of Agreement should be modified to comply with legal requirements and customs under non-U.S. law.

IV. PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT

Employee confirms that Employee is over the age of 40 and has been given twenty-one (21) days [or forty-five (45) days if applicable under ADEA] to review and consider this Agreement before signing it.

[If forty-five (45) day period applies, additional information will be attached as required by ADEA.]

V. ENCOURAGEMENT TO CONSULT WITH AN ATTORNEY

Employee is encouraged, at Employee’s own expense, to consult with an attorney before signing this Agreement.

VI. EMPLOYEE’S RIGHT TO REVOKE AGREEMENT

If this Agreement is signed by Employee and returned to Company within the time specified in Section IV, Employee may revoke this Agreement within seven (7) calendar days of the date of the Employee’s signature. Revocation can be made by delivering a written notice of revocation to the Company. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter) after the Employee signs this Agreement. If the Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the payments described in Section II. Notices for the purposes of this paragraph shall be effective if delivered personally, or by certified mail to the following address (or such other address as Employee shall notify Company, or Company shall notify Employee (as the case may be), in each case in writing):

Employee:	James Archbold	Company:	Central European Distribution Corporation, Inc.

[Employee’s Address]	[Company’s Address]
Attention: [Company Representative]

X. SEVERABILITY AND JUDICIAL RESTATEMENT

Employee and Company agree that the provisions of this Agreement are severable and divisible. In the event any portion of this Agreement is determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

XI. TAXES

Officer is responsible for any tax liability associated with payments provided under this Agreement, subject to Section 22 of the Employment Agreement, if applicable. Company has the right to withhold taxes from such payments to the extent required by law.

XII. MISCELLANEOUS

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws thereunder.

The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

Nothing contained in this Agreement is intended to be, or shall be construed to be, an admission of any liability by any party or an admission of the existence of any facts upon which liability could be based.

Employee acknowledges and represents that Employee has voluntarily executed this Agreement.

This Agreement shall not be assignable, except that in the event of the death of Employee while amounts or benefits are still due hereunder, any remaining payments due as described in Section II hereof shall be paid to Employee’s estate.

XIII. EFFECTIVE DATE OF AGREEMENT

The effective date of this Agreement shall be seven (7) calendar days after the date this Agreement is signed and dated by Employee. If the Agreement is not dated by Employee then, in that event, the effective date of this Agreement shall be seven (7) calendar days after receipt of the signed Agreement by Company.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO THE DATE OF THIS AGREEMENT INCLUDING THOSE PURSUANT TO THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, AND OTHER LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, INC.

By:

Date:

James Archbold

Date:

27